EXHIBIT 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700
NEWS RELEASE
Contact:	Jennifer Schmidt

Phone:	949.333.1721

Email:	jschmidt@steadfastcmg.com
STEADFAST INCOME REIT ACQUIRES
CLARION PARK APARTMENTS IN OLATHE, KANSAS
REIT Purchases Apartment Community in
Growing Kansas City, Missouri Suburb
IRVINE, Calif., July 5, 2011 — Steadfast Income REIT, Inc. announced today the $11.215 million acquisition of Clarion Park Apartments, a 220-unit complex in Olathe, Kan. Clarion Park was built in 1994 and consists of garden style one-, two-and three-bedroom apartments, plus two-bedroom townhomes.
“We think Clarion Park complements our strategy of acquiring well-leased, stable apartments in cities with positive demographic trends that are within close proximity to employment centers,” said Rodney F. Emery, CEO and president of Steadfast Income REIT. “Some of the largest companies in the United States, like Honeywell, Garmin and Farmers Insurance Group, maintain a large presence in Olathe.”
The spacious units average 950 square feet and include a full set of kitchen appliances, washer and dryer connections and patios, with many units offering walk-in closets and outdoor storage. Additionally, the family—friendly atmosphere complete with a playground, sports court and fitness trail set among mature landscaping have helped maintain occupancy in the high 90 percent range.
The city of Olathe is located about 20 miles northeast of Kansas City, MO and is the county seat of Johnson County, which is ranked as one of the wealthiest counties in the United States. Olathe is one of the fastest-growing cities in the country and the tremendous population growth experienced over the past 20 years is expected to continue with another 9 percent increase projected by 2015.
About Steadfast Income REIT
Steadfast Income REIT is a real estate investment trust that intends to use the proceeds from its ongoing public offering of up to $1.65 billion of common stock to acquire and operate a diverse portfolio of real
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2-2-2 Steadfast Income REIT Acquires Clarion Park Apartments
estate investments focused primarily on the multifamily sector, including stabilized, income-producing and value-added properties.
Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.
This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of equity of Steadfast Income REIT, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY OFFER OR SALE OF SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. AN OFFER OF SECURITIES IS MADE ONLY BY A PROSPECTUS. FOR A COPY OF THE PROSPECTUS, PLEASE CONTACT YOUR INVESTMENT PROFESSIONAL OR STEADFAST CAPITAL MARKETS GROUP AT 877.525.SCMG (7264).
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